SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                       ----------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                                 ---------------


Date of Report (Date of earliest event reported)      March 27, 2002
                                                      --------------

                  DEAN WITTER REALTY INCOME PARTNERSHIP I, L.P.
                  ---------------------------------------------
             (Exact name of registrant as specified in its charter)


      Delaware                   0-13260                13-3174553
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(State or other jurisdiction  (Commission           (I.R.S. Employer
    of incorporation)         File Number)          Identification No.)


  1221 Avenue of the Americas, New York, New York            10020
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   (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code      (800) 829-8585
                                                        --------------


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   (Former name or former address, if changed since last report)


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Item 2. Acquisition or Disposition of Assets
        ------------------------------------

Pursuant to a Purchase and Sale Agreement dated as of January 18, 2002, Dean Witter Realty Income Partnership I, L.P., entered into an agreement, as amended, to sell the land and building which comprise the North Lake Plaza property, for a negotiated sale price of $5.0 million, to Vlass Group LLC, an unaffiliated party.

The closing of the sale took place on March 27, 2002. At closing, the Partnership received proceeds of approximately $4.6 million, net of closing costs and other deductions.

 Item 7.  Financial Statements and Exhibits
          ---------------------------------

(b)  Pro Forma Financial Information
     -------------------------------

For the Income Statement for the three months ended January 31, 2002, if the Property had been sold on November 1, 2001, rental income and property operating expenses of approximately $233,000 and $88,000, respectively, would have been eliminated. Also, the Partnership's net income would have decreased from approximately $134,000 ($1.30 per limited partnership unit) to a net loss of $11,000 ($0.10 per limited partnership unit).

For the Statement of Operations for the year ended October 31, 2001, if the Property had been sold on November 1, 2000, rental income, depreciation and amortization expenses and the loss on impairment of real estate of approximately $1,019,000, $66,000 and $2,026,000, respectively, would have been eliminated. Also, property operating expenses would have decreased from $264,000 to a negative $94,000 (primarily representing refunds of real estate taxes previously paid by the Partnership). As a result of the above changes, the Partnership's net loss of $1,365,000 ($15.43 per limited partnership unit) would have increased to net income of $66,000 ($0.64 per limited partnership unit).

The above-mentioned pro forma adjustments to revenues and expenses exclude the Partnership's share of the non-recurring gain on the sale of the Property.

The pro forma Balance Sheet of the Partnership as of January 31, 2002 is an attachment to this Form 8-K.

(c)  Exhibits
     --------

     4.1 Purchase and Sale Agreement, dated as of January 18, 2002, between Dean Witter Realty Income Partnership I, L.P. ("Seller") and the Vlass Group LLC ("Purchaser") with respect to the sale of the North Lake Plaza.

     4.2 First Amendment to Purchase and Sale Agreement between the Seller and the Purchaser dated February 13, 2002.

     4.3 Second Amendment to Purchase and Sale Agreement between the Seller and the Purchaser dated February 21, 2002.

     4.4 Third Amendment to Purchase and Sale Agreement between the Seller and the Purchaser dated February 27, 2002.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              DEAN WITTER REALTY INCOME PARTNERSHIP
                              I, L.P.

                              By:  Dean Witter Realty Income Properties
                                   I, Inc.
                                   Managing General Partner



Date:  April 10, 2002         By:  /s/Jeffrey D. Hahn
                                   ------------------
                                   Vice President
                                   Principal Financial and Accounting Officer

                  Dean Witter Realty Income Partnership I, L.P.
                             Pro Forma Balance Sheet
                             As of January 31, 2002

The following unaudited pro forma balance sheet has been presented as if the North Lake Plaza property was sold as of January 31, 2002. The pro forma adjustments reflect a) the net cash proceeds from the sale and b) the elimination of the net carrying value of the property from real estate held for sale.

                                                      Pro Forma
                                        Historical    Adjustments     Pro Forma
                                        -----------   -----------    -----------
ASSETS

 Real estate held for sale              $ 4,600,000   $(4,600,000)   $      --

 Cash and cash equivalents                1,768,615     4,609,437      6,378,052

 Other assets                                36,575             0         36,575
                                        ----------------------------------------
                                        $ 6,405,190   $     9,437    $ 6,414,627
                                        =======================================-


LIABILITIES AND PARTNERS' CAPITAL

  Accounts payable and
   other liabilities                    $   208,128   $         0    $   208,128

  Total partners' capital                 6,197,062         9,437      6,206,499
                                        ----------------------------------------

                                        $ 6,405,190   $     9,437    $ 6,414,627
                                        ========================================




         Exhibit Index for Dean Witter Realty Income Partnership I, L.P.
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Exhibit
  No.         Description

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     4.1    Purchase and Sale Agreement, dated as of January 18, 2002, between
            Dean Witter Realty Income Partnership I, L.P. ("Seller") and the Vlass Group LLC ("Purchaser") with respect to the sale of the North Lake Plaza.

     4.2 First Amendment to Purchase and Sale Agreement between the Seller and the Purchaser dated February 13, 2002.

     4.3 Second Amendment to Purchase and Sale Agreement between the Seller and the Purchaser dated February 21, 2002.

     4.4 Third Amendment to Purchase and Sale Agreement between the Seller and the Purchaser dated February 27, 2002.


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